EXHIBIT 99.1

CONTACT:	Mark Brockelman, VP/CAO
American Media, Inc.
(561) 998-7392

AMERICAN MEDIA, INC. REPORTS FOURTH

QUARTER AND FISCAL 2005 YEAR END RESULTS

BOCA RATON (June 13, 2005) - American Media, Inc. (AMI), the nation’s largest publisher of celebrity, health and fitness, and Spanish language magazines, today announced results for the fourth fiscal quarter and fiscal year ended March 31, 2005. We intend to file our Annual Report on Form 10-K on or about June 29, 2005.

Financial Highlights:

•	Revenues for the fiscal year ended March 31, 2005 increased 4.1% to $536.6 million, compared to $515.7 million for the prior fiscal year.

•	The Company’s operating income for the fiscal year ended March 31, 2005 decreased 23.6% to $86.8 million from $113.6 million for the prior fiscal year, due in part to the significant investment in the re-launch of Star magazine.

David J. Pecker, American Media’s Chairman, President and CEO commented, “Because of greater competitive challenges, Fiscal 2005 became a year of significant re-investment for AMI. Our results reflect this and we believe we are now in a much stronger strategic position to drive growth in profitability.”

“As the leader in the celebrity journalism market, AMI has been the target of several new entrants that have had success with re-packaging celebrity news at a lower cover price. While the new Star glossy magazine has not been impacted, we have lost market share with our tabloids, which were down in units approximately 10% in fiscal 2005. In response to the success of these lower priced celebrity weeklies, we have just launched a new glossy title, Celebrity Living, with a cover price of $1.89, the lowest in the category. Celebrity Living focuses on the lifestyles of celebrities, with a strong emphasis on fashion and beauty products and tips, which differentiates it from other titles in the category.”

“We are now seeing our investment to re-launch Star as a glossy magazine pay dividends. Star’s single copy unit sales are up 4.0% with a $3.29 cover price through March versus the March 2004 quarter when we transitioned it from an 84 page tabloid with a $2.99 cover price. Advertising

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revenue for Star is up 57% versus the prior year and up 76% in the first quarter of fiscal 2006 versus the prior year. In addition, Star has increased its subscriptions by 210% since its launch as a glossy magazine, bringing total circulation to approximately 1.45 million, an increase of 16%. We are now in the process of re-launching the Enquirer to better its position in the market.”

“The results for the Weider acquisition continue to perform better than expected because of our ongoing efforts to improve the titles,” Mr. Pecker added. “We recently redesigned and re-launched Men’s Fitness. As a result, advertising pages for Men’s Fitness are up 6.2% from the prior fiscal year with more than 75 new advertisers, and newsstand sales have increased 29%. Shape has solidified its position as the women’s health & fitness category leader and enjoys a 23% advantage in advertising pages over its nearest competitor. Ad pages for Shape are up 19% from the prior fiscal year with many new advertisers and as a result of this performance, Shape was named to the Ad Week “The Hot List” for the third year in a row.”

Mr. Pecker also commented on the increasing costs for subscription acquisition. “The Company’s overall objective is to be more proactive in obtaining the highest quality subscriptions which requires a greater investment and that is also being reflected in our fiscal 2005 results.”

Revenues for the fiscal quarter ended March 31, 2005 decreased 5.7% to $137.2 million compared to $145.5 million for the prior year fiscal quarter. Advertising revenues increased 4.5% to $44.5 million while circulation revenues decreased 11.3% to $83.5 million for the fiscal quarter ended March 31, 2005. The advertising revenue increase was primarily related to the success of Star as a glossy magazine and the continuing strength of Shape. The circulation revenue decrease was primarily due an extra issue (14th) in our fourth quarter of fiscal 2004 ($7.1 million) which was not in fiscal 2005 for the quarter (13 issues) coupled with a 5.4% decline in newsstand units for AMI’s tabloid publications when compared to the prior year fiscal quarter.

Revenues for the fiscal year ended March 31, 2005 increased 4.1% to $536.6 million compared to $515.7 million for the prior fiscal year. This increase was primarily related to higher advertising and circulation revenues of Star, $6.2 million (56%) and $22.6 million (28%), respectively, and increased advertising revenue from the Weider titles of $14 million compared to the prior fiscal year. These increases were partially offset by a 10.1% decline in newsstand units for AMI’s tabloid publications when compared to the prior fiscal year, as well as a 4.5% decline in subscription revenue.

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Total operating expenses for the fiscal quarter ended March 31, 2005 increased 8.5% to $118.4 million from $109.1 million compared to the prior year fiscal quarter. These increases in operating expenses for the fiscal quarter were primarily due to higher subscription related costs ($2.1 million), three extra days of payroll expense due to a change in our fiscal year end from March 28, 2005 to March 31, 2005 ($1 million), and an increase in advertising sales expense relating to our increase in advertising revenues ($1.4 million).

Total operating expenses for the fiscal year ended March 31, 2005 increased 11.9% to $449.8 million from $402.1 million compared to the prior fiscal year. These increases in operating expenses were primarily due to the increased cost structure of the Star as a glossy magazine ($27.1 million), higher subscription related costs ($3.0 million), an increase in general and administrative expenses ($9 million) including legal charges, medical insurance, facility related costs and three extra days of payroll expense due to the change in our fiscal year end, and advertising sales expense relating to our increases in advertising revenues ($4.7 million).

The Company’s operating income for the fiscal quarter ended March 31, 2005 decreased 48.2% to $18.8 million from $36.3 million compared to the prior year fiscal quarter. The Company’s operating income for the fiscal year ended March 31, 2005 decreased 23.6% to $86.8 million from $113.6 million compared to the prior fiscal year. These decreases resulted from the circumstances mentioned above, most notably the one less issue in fiscal 2005 quarter.

Net loss was $2,945,000 for the fiscal quarter ended March 31, 2005 compared to net income of $11,551,000 in the prior year fiscal quarter. The decrease in net income for the fiscal quarter ended March 31, 2005 resulted from the circumstances mentioned above combined with an increase in interest expense of $6.1 million. Net income was $195,000 for the fiscal year ended March 31, 2005 compared to net income of $23,563,000 for the prior fiscal year. This decrease in net income for the period resulted from the circumstances mentioned above. In addition, an increase in interest expense of $10.5 million and an increase in depreciation expense of $3.3 million was offset by a decrease in our tax provision of $13.9 million.

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Debt Covenant EBITDA

The Company’s bank credit agreement requires it to be in compliance with certain maintenance covenants, which include maintaining specified leverage ratios, a consolidated interest expense ratio and a consolidated fixed charge ratio. As of March 31, 2005, the Company was in compliance with all of its covenants. Calculations of the ratios utilize Debt Covenant EBITDA. Debt Covenant EBITDA is a non-GAAP financial measure and should not be construed as a measurement of financial performance. Debt Covenant EBITDA is presented to identify add-backs to and deductions from net income as required under the terms of the credit agreement. Accordingly, Debt Covenant EBITDA is presented as it is a meaningful measurement for our debt compliance. The following table summarizes Debt Covenant EBITDA for the fiscal quarters and years ended March 29, 2004 and March 31, 2005 (dollars in 000’s) and sets forth a reconciliation to net income (loss) for those periods.

	(Un-audited) Fiscal Quarter Ended March 29, 2004	(Un-audited) Fiscal Quarter Ended March 31, 2005	Fiscal Year Ended March 29, 2004	(Un-audited) Fiscal Year Ended March 31, 2005
Net income (loss)	$11,551	$(2,945)	$23,563	$195
Add -
Interest expense (1)	17,258	23,340	75,001	85,513
Income taxes	7,477	(1,563)	14,852	1,016
Depreciation and Amortization	10,652	11,026	40,977	44,190
Other (income) expense, net	62	(20)	185	89
Management bonus (2)	—	—	2,310	—
Restructuring expense (3)	—	2,482	2,690	2,482
Management fees	500	500	2,000	2,000
Star re-launch and new titles launch expenses	2,485	3,176	3,751	10,620

Debt Covenant EBITDA	$49,985	$35,996	$165,329	$146,105

(1)	Interest expense for the fiscal year ended March 31, 2005 includes increased interest expense of $3.7 million related to our interest rate swap agreement versus a decline of $4.4 million in the prior fiscal year.
(2)	Net income for the fiscal year ended March 29, 2004 includes a $2.3 million bonus as an expense granted to certain members of management as part of the Company’s recapitalization on April 17, 2003. This bonus was funded with cash contributed as part of the recapitalization.
(3)	Net income for the fiscal year ended March 29, 2004 includes $2.7 million of severance and relocation expenses relating to the relocation of publications to our New York facility. Net income for the fiscal quarter and year ended March 31, 2005 includes $2.5 million of severance and relocation expenses relating to the relocation of National Enquirer to our New York facility.

The Company’s Debt Covenant EBITDA for the fiscal quarter ended March 31, 2005 decreased 28.0% to $36.0 million from $50.0 million compared to the prior year fiscal quarter. This decrease resulted from the circumstances mentioned above, most notably the one less issue in fiscal 2005 quarter. The Company’s Debt Covenant EBITDA for the fiscal year ended March 31, 2005 decreased 11.6% to $146.1 million from $165.3 million compared to the prior fiscal year. This decrease resulted from the circumstances mentioned above.

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Proposed Amendment to AMI’s Bank Credit Facility:

We are currently in the process of amending our bank credit facility for the remainder of the term (April 2007) to provide for less restrictive financial covenant requirements. We anticipate that this amendment will be completed by June 23, 2005. In connection with the preparation of this amendment, the Company recently has had discussions with Standard & Poor’s and Moody’s Investors Service. As a result of those discussions, the Company understands that both rating agencies are reviewing the ratings of our outstanding bank credit facility and senior subordinated debt. We expect the rating agencies to announce the results of these reviews shortly.

AMI Conference Call:

The senior management of AMI will hold a conference call to discuss the Company’s fiscal 2005 results on Tuesday, June 14, 2005 at 10.30 a.m. EST. To access the teleconference, please dial (800) 721-7187, reservation number 21249069, ten minutes prior to the start time. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through June 21, 2005, which can be accessed by dialing (800) 633-8284, reservation number 21249069.

Forward-Looking Statements:

This press release contains “forward-looking statements,” within the meaning of federal securities laws that involve risks and uncertainties. All statements herein that address activities, events or developments that the Company expects or anticipates will or may occur in the future, including the Company’s estimates of financial performance and such things as business strategy, measures to implement strategy, competitive strengths, goals, references to future success and other events are generally forward-looking statements.

The Company’s actual results may differ materially from its estimates. Whether actual results, events and developments will conform to the Company’s expectations is subject to a number of risks and uncertainties and important factors, many of which are beyond the control of the Company. Among the risks and uncertainties which could cause the Company’s actual results to differ from those contemplated by its forward looking statements are the risk that the Company may not be able to successfully develop its magazine operations to the point where these operations generate

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sufficient cash flow to enable the Company to meet its financial obligations, including the financial covenants under its senior credit facility; actions of rating agencies; industry and economic conditions; and the risks and uncertainties contained in the Company’s periodic reports filed with the Securities and Exchange Commission. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the results, events or developments referenced herein will occur or be realized.

American Media, Inc. is a leading publisher in the fields of weekly celebrity journalism and health and fitness magazines. We publish the following magazines: Star, Shape, Men’s Fitness, Muscle & Fitness, Flex, Fit Pregnancy, Natural Health, Shape en Espanol, National Enquirer, Globe, National Examiner, Weekly World News, Sun, Country Weekly and MIRA!, as well as other special topic magazines. In addition to print properties, AMI owns Distribution Services, Inc., the country’s leading in-store magazine sales and marketing company.

On April 17, 2003, we completed a series of transactions whereby principals of Evercore Partners, Thomas H. Lee Partners, L.P., David Pecker, our CEO, and other members of management recapitalized the equity of AMI in a transaction that valued the Company at $1.5 billion.

Evercore Partners, based in Los Angeles and New York, manages approximately $1.3 billion of committed capital through its Evercore Capital Partners (“ECP”) affiliate. ECP investments include AMI, Michigan Electric Transmission Co., Telenet and Diagnostic Imaging Group.

Thomas H. Lee Partners, L.P., is a Boston-based private equity firm focused on identifying and acquiring substantial ownership positions in growth companies. Founded in 1974, Thomas H. Lee Partners currently manages approximately $12 billion of committed capital, including its most recent fund, the $6.1 billion Thomas H. Lee Equity Fund V. Notable transactions sponsored by the firm include: Simmons Company, Michael Foods, ProSiebenSat.1, American Media, AXIS Capital Holdings Limited, Houghton Mifflin, TransWestern Publishing, National Waterworks, Endurance Specialty Insurance, Vertis, Eye Care Centers of America, Cott Corporation, United Industries, Rayovac, Fisher Scientific International, Experian, GNC and Snapple Beverage.

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AMERICAN MEDIA OPERATIONS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (LOSS)

(in thousands)

	Three Months Ended		Fiscal Year Ended
	(Un-audited) March 29, 2004	(Un-audited) March 31, 2005	March 29, 2004	(Un-audited) March 31, 2005
Revenues	$145,493	$137,219	$515,672	$536,621

Operating expenses	98,493	104,899	358,155	403,136
Loss on insurance settlement	—	—	200	—
Restructuring expense	—	2,482	2,739	2,482
Depreciation and amortization	10,652	11,026	40,977	44,190

Total operating expenses	109,145	118,407	402,071	449,808

Operating income	36,348	18,812	113,601	86,813

Interest expense	(17,258)	(23,340)	(75,001)	(85,513)
Other income (expense), net	(62)	20	(185)	(89)

Income (loss) before income taxes	19,028	(4,508)	38,415	1,211

Provision for income taxes	(7,477)	1,563	(14,852)	(1,016)

Net income (loss)	$11,551	$(2,945)	$23,563	$195